SECURITY PACIFIC CORPORATION
                    PERFORMANCE INCENTIVE PLAN

1.  Purpose

    The Performance Incentive Plan, as adopted in 1973 and amended from time to time thereafter, is herein called the "Plan" and is set out in full in this instrument. The Plan provides a means of affording an incentive to certain corporate officers and other key employees of Security Pacific Corporation ("Corporation") and of any entity one-half or more of whose equity interest is directly or indirectly owned by the Corporation ("subsidiary") (the Corporation and its subsidiaries being hereinafter collectively called the "Company") who by their position, ability and diligence in the performance of future services to the Company would be able to make important contributions to the Company's success, and of enabling the Company to retain such personnel and attract others of the highest caliber.

2.  Certain Definitions

    (a) "Award Year" means the fiscal year of the Corporation in which awards, based on the Company's performance during the immediately preceding fiscal year, are made under this Plan.

    (b) "Board of Directors" means the Board of Directors of the Corporation.

    (c) "Committee" means the Executive Officers Compensation and Development Committee of the Board of Directors which shall consist of members of the Board of Directors, not eligible to participate in the Plan, who are selected by and serve at the pleasure of the Board of Directors.

    (d) "Common Stock" means the Common Stock, $10 par value, of the Corporation.

    (e) "Compensation" means base salary, whether deferred or not, exclusive of overtime pay, bonuses, incentive compensation and similar payments to a Participant for services rendered, before reduction on account of any withholding such as income taxes or Social Security taxes, and excluding, further, health and welfare payments, moving and relocation reimbursements, cost-of-living allowances and all other deferred and fringe benefits.

    (f) "Consolidated Average Stockholders' Equity" for any year means the yearly average of consolidated stockholders' equity of the Corporation and consolidated subsidiaries, as reported in the Daily Average Consolidated Balance Sheet published in the Corporation's Annual Report to Stockholders for the Performance Year.

    (g) "Consolidated Income" for any year means consolidated income before securities gains (losses) of the Corporation and consolidated subsidiaries for the Performance Year.

    (h) "Participant" means each person participating in the Plan who has received an award under the Plan or who has been notified by the Committee as to the availability of the election provided by Section 9 hereof.

    (i) "Performance Year" means the fiscal year of the Corporation, performance of the Company during which is used to determine the availability of awards under the Plan.

    (j) "Share Unit" is a measuring unit of a certain type of award which may be made under the Plan. Each Share Unit is deemed to be the equivalent of one share of Common Stock and is subject to adjustment pursuant to the provisions of Section 14 hereof.

3.  Administration of the Plan

    This Plan shall be administered by the Committee, which is authorized to interpret the terms and provisions of the Plan and to adopt such rules and regulations for the administration of the Plan as it may deem advisable. Without limiting the generality of the foregoing, and subject to the terms, provisions and conditions of the Plan, the Committee is hereby authorized to:

    (a) Select the Participants to be made eligible for awards under the Plan.

    (b) Notify all Participants of elections available under the Plan, and

    (c) Prescribe the form, which shall be consistent with the Plan, of the documents, if any, evidencing awards granted under the Plan.

Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote, or to the written consent of all of its members.

    Notwithstanding the above, the Committee shall not have the authority or power to make awards under the Plan. The Board of Directors, after consideration of the recommendations of the Committee, shall determine those Participants who shall receive awards, and the terms and provisions of such awards, including a limitation on the number of Share Units or shares of Common Stock or the amounts of cash or deferred cash awards which may be elected by all or any of the Participants receiving awards, and shall grant such awards to such Participants. A director eligible to participate in the Plan shall not participate in the vote on any grant nor in the determination as to whether an award should be made to such director.

4.  Available Share Units and Common Stock

    The maximum number of Share Units and shares of Common Stock (which may be treasury shares or shares of the Corporation's authorized but unissued Common Stock) available from time to time for grant or delivery under the Plan shall be limited to 373,684 less Share Units or Common Stock theretofore granted, provided, however, that Share Units granted and the number of Share Units and shares of Common Stock available for grant shall be adjusted as provided in Section 14 hereof.

5.  Eligibility

    Awards may be made only to officers and key employees of the Company who at some time during the Performance Year were full-time salaried employees (excluding directors who are not full-time employees).
 While all such employees are eligible to be considered for the receipt of awards under the Plan, it is contemplated that only those eligible employees who perform services of special importance to the Company in the overall management, growth, development and success of the business will be selected as Participants.

6.  Certain Limitations on Awards

    Notwithstanding the general availability of awards under
Section 4 hereof the following limitations on awards shall apply beginning with Performance Year 1981:

    (a) Awards in any Award year shall in no event exceed 10% of the amount by which Consolidated Income exceeds 12% of Consolidated Average Stockholders' Equity.

    (b) The Committee shall evaluate the quality of the Company's performance in light of competitive conditions and the performance of similar financial institutions during the applicable Performance Year and shall evaluate the performance of the Participants. Based upon such evaluation, the Committee shall recommend, subject to Section 6(a) hereof, whether awards should be granted and, if so, to what Participants and in what amounts. The Board of Directors, after consideration of the recommendations of the Committee, shall determine what, if any, awards are to be made.

    (c) The limitations of this Section 6 shall apply anew in each Award Year. There shall be no carryforward to any future Award Year of the difference between the amount available for award in a previous Award Year and the amount actually awarded.

7.  Time of Granting of Awards

    The granting of awards pursuant to the Plan shall be as of the date designated by the Board of Directors at the time of the Board of Directors' action as described in the second paragraph of Section 3 hereof and, failing such designation, shall be the date of such action. In the event action by the Board of Directors is taken by unanimous written consent of its members, the action of the Board of Directors shall be deemed to be as of the time the last Board member signs the consent.

8.  Nature of Awards

    (a) Each award made under the Plan shall be in a dollar amount and each award and the aggregate of all awards shall be within the limitations set out in Sections 3, 4 and 6 hereof. An award may be made in Share Units, Common Stock, or cash, and on a current Award Year or deferred basis, pursuant to the election of the Participant descried in Sections 9 and 10 hereof. Each such award shall be subject to the following terms and conditions:

    (1) Each Share Unit shall be paid by the delivery of one share of Common Stock, subject, however, to the provisions of Sections 14 and 17 hereof. Share Units awarded and held by a Participant shall be adjusted where necessary pursuant to Section 14 hereof.

    (2) For Performance Years prior to 1984, where deferral of an award payment is elected pursuant to Section 9 hereof, the Participant shall, at the time of making the election described in Section 9 hereof, elect to defer payment until one of the following: (i) on the last business day in March ("Payment Date") of the fifth calendar year following the Award Year; (ii) on the Payment Date of the tenth calendar year following the Award Year;
(iii) after termination of employment, such termination of employment including retirement from service, on the Payment Date of the calendar year following the later of attainment of age 55 or the fifth calendar year after termination of employment but in no event later than the Payment Date of the calendar year following the Participant's attainment of age 65; or (iv) after termination of employment, in five consecutive annual installments as nearly equal as practicable, commencing on the Payment Date described in (iii).

    (3) Commencing with awards made for Performance Year 1984, where deferral of an award payment is elected pursuant to Section 9 hereof, the Participant shall, at the time of making the election described in Section 9 hereof, elect to defer payment until one of the following: (i) on the Payment Date of any calendar year so designated by the Participant pursuant to the limitations set forth in Section 9 hereof; (ii) after termination of employment, including retirement from service, on the Payment Date of the calendar year following the later of attainment of age 55 or the year of termination; or (iii) after termination of employment, including retirement from service, in five consecutive annual installments, as nearly equal as practicable, commencing on the Payment Date described in (ii).

    (4) Each Participant electing deferral of cash payments shall, from time to time, have credited to his or her account on the last day of each calendar quarter commencing on January 1, 1981, an amount equal to interest on the daily balance of the account calculated at a rate equal to the average daily yield on U.S. Treasury securities in the preceding calendar quarter as measured by the 5 year constant maturity series or, if unavailable, a substantially equivalent series, published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release G. 13 or published in any other publication. Deferred cash payments awarded in any year are deemed held in the Participant's account from the date of grant. All interest equivalents which accrue on deferred cash awards granted prior to Award Year 1985 shall be paid out concurrently with the deferred cash awards to which they relate. Commencing with awards made for Performance Year 1984, where deferral of an award payment is elected pursuant to Section 9 hereof, the Participant shall, at the time of making the election described in Section 9 hereof, elect to receive payment of any interest equivalents to be earned on any potential deferred cash award on:
(i) the last day of each calendar quarter, or as soon thereafter as practicable; or (ii) the Payment Date associated with such deferred cash award.

    (5) Each Participant electing Share Units shall, from time to time, have credited to his or her account on the dividend payment dates for Common Stock an amount equal to the dividends which would have been paid if he or she had owned a number of shares of Common Stock equal to the number of Share Units in his or her account and had owned those shares for the same period of time as the Share Units were held in that account. Share Units awarded in any year are deemed held in the Participant's account from the date of grant. Prior to 1984, all dividend equivalents which accrue on Share Units during any year shall be paid to a Participant on or before January 31 of the following year, except that there shall be remitted with a Participant's final payment of Share Units the dividend equivalents which accrue on said Share Units during the year of such final payment. Commencing January 1, 1984, all dividend equivalents which accrue on Share Units granted prior to Award Year 1985 shall be paid on the dividend payment dates for Common Stock, or as soon thereafter as practicable. Commencing with awards made for Performance Year 1984, where deferral of an award payment is elected pursuant to
Section 9 hereof, the Participant shall, at the time of making the election described in Section 9 hereof, elect to receive payment of any dividend equivalents to be earned on any potential Share Units on: (i) each dividend payment date for Common Stock, or as soon thereafter as practicable; or (ii) the Payment Date associated with such Share Units. If payment of dividend equivalents is deferred until the Payment Date described in (ii), the dividend equivalents shall earn interest equivalents from the date the dividend equivalents are credited to the Participant's account. Interest equivalents shall accrue on the daily balance of the account calculated at the same rate as that applied to deferred cash awards.

         (6) No Participant or any other person shall have any interest in any fund or in any specific asset of the Company by reason of any deferred cash payment, Share Units, interest equivalents or dividend equivalents credited hereunder. There shall be no funding of any benefits which may become payable hereunder. No trust shall be created in connection with or by the execution or adoption of the Plan. Any benefits which become payable hereunder shall be paid from the general assets of the Corporation. Nothing in the Plan shall be deemed to give any officer or employee of the Company any right to participate in the Plan except when selected in accordance with the provisions of the Plan.

         (7) In the event of the death or substantial disability (as determined by the Committee) of a Participant prior to or following termination of employment, shares of Common Stock represented by the Share Units in the Participant's account plus dividend equivalents and any interest equivalents accrued on said dividend equivalents and deferred cash amounts in the Participant's account plus interest equivalents accrued thereon as of the date of death or such disability shall be paid in one single distribution as follows: in the event of the Participant's death, to the beneficiary of the Participant as designated in writing to the Committee or to the executors or administrators of the Participant's estate if no beneficiary shall have been designated by the Participant; or in the event of such disability, to the Participant or his or her legal representative. Such payment shall be made as soon as practicable after such death or disability.

         (8) A Participant may request in writing that the Committee permit early payment for all or part of the Share Units or cash credited to his or her account, citing all reasons therefor. The Committee shall either accept or reject the request within 60 days after receipt. The Committee shall grant the request only if, in its sole discretion, the Committee makes a specific finding that such early payment is necessary to avoid a substantial, severe and unanticipated hardship to the Participant requesting it.

    (b) Awards made for Performance Years ending on or before December 31, 1975 shall be made in the form of Share Units with the Participant deemed to have elected distribution on termination of employment in five installments pursuant to
Section 8(a)(2) hereof. Awards made under the Plan for Performance Years commencing on January 1 of 1976, 1977, 1978 and 1979, to Participants who, because of commencement of employment during the Performance Year or other reasons, were unable to make a timely election pursuant to Section 9 hereof, shall be made in cash or Share Units, as determined by the Participant's election pursuant to Section 10(b) hereof, with the Participant deemed to have elected distribution on termination of employment in five installments pursuant to Section 8(a)(2) hereof. Awards made under the Plan for Performance years commencing on and after January 1, 1980 to Participants who, because of commencement of employment during the Performance Year or other reasons were unable to make a timely election pursuant to Section 9 hereof, shall be made in cash or Common Stock, as determined by the Participant's election pursuant to Section 10(a) hereof, with the Participant deemed to have elected current distribution. With respect to Performance Year 1976 only, notice of the election pursuant to Section 9 hereof shall be given by the Committee within 30 days following stockholder approval of the Plan and the Participant's elections shall be made on or before a date specified by the Committee but, in any event, by June 30, 1976.

9.  Deferral Election

    On or before November 15 of the year immediately preceding the Performance Year, the Committee shall designate and notify each employee who the Committee determines shall be eligible for awards based on the Performance Year. Each such designated Participant shall be afforded the election to have his or her award, if any, paid in the applicable Award Year, deferred pursuant to Section 8(a) hereof to a time subsequent to such Award Year, or to have part of such award paid currently and part deferred in such permitted proportions as are contained in the notice of election provided each Participant. The notice of election shall in no way be construed as a commitment by the Committee, the Board of Directors or the Company that awards will be made for the Performance Year to an individual Participant or to Participants generally. Commencing with Performance Year 1984, each such designated Participant who elects to defer an award shall also be afforded an additional election to have the interest equivalents and/or dividend equivalents to be accrued on any such deferred award paid or deferred pursuant to the provisions of Section 8(a) hereof. Each Participant shall make such elections on or prior to December 31 of the year immediately preceding the Performance Year. If a Participant's elections are not received by the specified date, the Participant is deemed to have elected to defer one half the award plus any dividend equivalents and/or interest equivalents accrued thereon with distribution on termination of employment in five annual installments pursuant to Section 8(a) hereof subject to the restrictions set forth in Section 3 hereof.

10. Post-Award Election as to Form of Payment

    Upon the grant of awards, if any, by the Board of Directors, the Committee will promptly notify each Participant of the dollar amount of the award and of the further election available to take such award (a) in the form of cash or Common Stock if the Participant has elected current distribution, or (b) in cash or Share Units if the election has been made to receive the award on a deferred basis. Such election between cash and Share Units or Common Stock shall be made on the basis of the value of the stock on the date of grant as determined by the mean of the bid and asked prices for the Common Stock as supplied by the National Association of Securities Dealers, Inc., through NASDAQ and published in the Western Edition of The Wall Street Journal, or the closing price of such stock as reported on the Composite Tape and published in the Western Edition of The Wall Street Journal.
The election between cash and other forms of payment shall be made in such permitted proportions as are contained in the notice of election. The Participant must deliver the election to the Committee or its designated representative on or before the fifteenth calendar day following the date of grant. If election is not delivered within this period, and subject to any other limitation on availability of awards which is imposed by the Board of Directors, the Participant will be deemed to have elected to receive the award one-half in Common Stock and one-half in cash if awards are to be paid currently or one-half in cash and one-half in Share Units if payment of the award is to be deferred. In the event any election would result in credit or payment of fractional Share Units or shares of Common Stock, the number of Share Units or shares of Common Stock shall be adjusted upwards or downwards to the nearest whole number of Share Units or shares of Common Stock. Current payment shall be made promptly after election. Deferred payments shall be recorded promptly in a separate unfunded book account for each award to each Participant.

11. Tax Withholding

    The employer corporation of each Participant shall have the right to deduct from any payment any sums required by Federal, state or local tax law to be withheld with respect to such payment, but, in the alternative, the Participant or other person receiving such payment may elect to pay such sum to the employer corporation by delivering written notice of that election to the Committee or its designated representative not less than 30 nor more than 60 days prior to payment. There is no obligation hereunder that any Participant or other such person be advised of the existence of the tax or the amount which the employer corporation will be so required to withhold.

12. Continuation of Employment

    Nothing contained in the Plan (or in any grant pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to reduce his or her compensation for the rate in existence at the time of the granting of an award, but nothing contained herein or in any award hereunder shall affect any contractual rights of an employee.

13  Non-Transferability

    Except as specifically provided herein, no interest in or payment under the Plan shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution.

14. Changes in Stock

    If the outstanding shares of Common Stock are changed into, or exchanged for, a different number or kind of shares or securities of the Corporation through reorganization, merger, recapitalization, reclassification, or otherwise, or if the number of outstanding shares is changed through a stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment shall be made in the number and kind of shares deemed equivalent to Share Units then credited to the account of any Participant, and in Share Units and Common Stock remaining available for grant under this Plan. No fractional shares of Common Stock or its equivalent shall be issued under the Plan on account of any such adjustment which will be made to the nearest whole share. In so adjusting Share Units or Common Stock to reflect such changes, or in determining that no such adjustment is necessary, the Board of Directors may rely upon the advice of independent counsel and accountants of the Corporation, and the determination of the Board of Directors shall be conclusive.

    Upon the dissolution or liquidation of the Corporation, or upon a reorganization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon a sale of substantially all the property of the Corporation to another corporation, the Plan shall terminate, and the accounts of Participants shall be distributed in a single payment on such date prior to the happening of such event as shall be selected in the sole discretion of the Board of Directors.

15. Amendment

    The Board of Directors may at any time terminate or from time to time amend, modify or suspend the Plan; provided, except as permitted under the provisions of Section 14 hereof, no amendment or modification may be adopted without approval by the vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon which would:

    (a) Permit the granting of an award to anyone other than an officer or other key employee of the Company;

    (b) Permit a determination of the number of Share Units on a basis other than the value of the Common Stock on the date of grant;

    (c) Amend or terminate any of the limitations in Section 4 and 6; or

    (d)  Extend the term of the Plan.

Except as provided in Section 14, the termination, amendment, modification or suspension of the Plan shall not, without the consent of the affected Participant, alter, in a manner adverse to the Participant, rights or obligations under an award theretofore granted.

16. Governing Law

    The Plan and any awards made hereunder shall be governed by, and construed in accordance with, the laws of the State of California.

17. Certain Conditions and Limitations

    A grant or payment of an award may be effected only if the Committee determines that such grant or payment complies with applicable securities and other laws and the requirements of any exchange or exchanges on which the Common Stock may be listed. The Company may, but shall not be required to, register or qualify under applicable securities laws, at the Company's expense, any or all of the interests in the Plan and shares of Common Stock awarded or paid pursuant hereto. The Committee may impose restrictions on payment and transfer of Common Stock, and may require, as a condition to grant and payment, representations and warranties of the Participant. A Participant holding Share Units under the Plan does not thereby own any Common Stock nor is he or she entitled to any privilege of stock ownership.

18. Term

    Subject to approval by a majority of the holders of the outstanding Common Stock of the Corporation, the Plan is effective as of January 1, 1973. No awards shall be made under the Plan for any Performance Year ending subsequent to December 31, 1988.